EXHIBIT 99.1

Contacts:

Investors: (908) 673-9628 investors@celgene.com

Media: (908) 673-2275 media@celgene.com

CELGENE CORPORATION ELECTS DR. RICHARD W. BARKER TO ITS

BOARD OF DIRECTORS

SUMMIT, NJ – (January 23, 2012) – Celgene Corporation (NASDAQ: CELG) today announced the election of Richard W. Barker, D.Phil., to its Board of Directors. Dr. Barker is a global thought leader in healthcare systems and government policy. He served as Director General of the Association of the British Pharmaceutical Industry (ABPI), and as a board member for the European and International pharmaceutical industry federations, addressing critical issues and working closely with government health agencies.

During his career, Dr. Barker was Chief Executive of Chiron Diagnostics, General Manager of IBM’s Worldwide Healthcare Solutions division and leader of McKinsey & Company’s European healthcare practice.

“As we continue to expand our global reach, Dr. Barker’s international perspective will enhance our ability to navigate through an increasingly dynamic healthcare landscape and provide patients access to our innovative therapies,” said Robert J. Hugin, Celgene’s Chairman and Chief Executive Officer.

Dr. Barker holds a D.Phil. in biophysics and a B.A. in Chemistry, both from Oxford University.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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